EXHIBIT 10.10
Side letter to the agreement made the 14th November 2007
between Vicon Industries Ltd and Christopher J Wall

The following salary and bonus arrangements for Christopher J Wall will apply for the fiscal year ending 30 September 2011:

1.	Salary

Your basic salary will remain at £103,000 per annum.

2.	Bonus

A sales-related bonus will be paid based upon the sales and the pre-tax profit of the consolidated results of Vicon Industries Ltd and Vicon Deutschland GmbH. The calculation will be as follows:

A bonus will be paid at the end of the financial year based on the audited consolidated sales and the pre-tax operating profit before this bonus. Pre-tax operating profits are defined as consolidated profit before tax but after adding back any R&D charges from Vicon Israel (under an R&D Services Agreement dated 1st October 2000 and as Amended on 1st October 2002) and Vicon US (under an R&D Agreement dated 1st October 2006). Any other adjustments to the pre-tax operating profit shall be agreed in writing prior to inclusion in the UK accounts.

A sales-related bonus will be paid if the pre-tax operating profits are greater than or equal to £600,000 and will be calculated based on the following formula:

Consolidated sales	Bonus payment

Between £10.5m and £11.0m	£32,000
Between £11.0m and £11.5m	£41,000
Between £11.5m and £12.0m	£50,000
Above £12.0m	£58,000

Any further bonus payments for sales exceeding those set out here or for profits in excess of £600,000 will be at the discretion of the Board of Directors.

Agreed this 29th day of October 2010:

/s/ Kenneth M. Darby                                                                /s/ Christopher J. Wall
Kenneth M Darby                                                                      Christopher J Wall
Vicon Industries Ltd